EXHIBIT 99.1

P&F INDUSTRIES COMPLETES SALE OF BUILDING

MELVILLE, N.Y., June 22, 2007 - P&F Industries, Inc. (Nasdaq GM: PFIN) today announced that its wholly-owned subsidiary, Embassy Industries, Inc., completed the sale of its Farmingdale, NY property yesterday. The property was purchased by Tell Realty LLC, an affiliated entity of Sam Tell & Son, Inc., for a purchase price of $6.3 million. The Company has satisfied its mortgage on the building of approximately $1.2 million and intends to use the net after-tax proceeds from this sale to reduce its long-term debt. The Company expects to report a pre-tax gain from the sale of the building of approximately $5.0 million.

Richard Horowitz, Chairman, President and Chief Executive Officer of P&F, commented, “We are pleased to have profitably disposed of Embassy’s remaining operating asset and have strengthened the Company’s balance sheet through the reduction of debt.”

P&F Industries, Inc., through its three wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2007 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.	Jody Burfening
Chief Financial Officer	Investor Relations
631-694-9800	212-838-3777
www.pfina.com	jburfening@lhai.com

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